Exhibit 10.1

WUHAN GENERAL GROUP (CHINA) INC.
Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

April 23, 2010

Mr. Ruilong Qi
Canglongdao Science Park
of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

Dear Mr. Qi

Wuhan General Group (China) Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer (“CEO”) with the Company.  Your employment with the Company is subject to the following terms and conditions:

1.	Commencement Date is April 23, 2010;
2.
Your monthly salary shall be USD10,000.00, and all reasonable out-of-pocket expenses (including entertainment and travel expenses) incurred by you can be reimbursed after submission of receipts and proper approval;

3.	You will be entitled to 21 days annual leave in respect of each period of 12 consecutive months’ service with the Company.

The Company is also pleased to inform you that you will be entitled to the benefits (including any discretionary management bonus to be decided) that the Company customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors (the “Board”) that you will be granted an option for the purchase of shares of the Company’s Common Stock from time to time in sole discretion of the Board or a committee thereof.

The Company requests that a departing employee refrain from using or disclosing the Company’s confidential information in any manner which might be detrimental to or conflict with the business interests of the Company or its employees. This Agreement does not prevent a former employee from using his or her general knowledge and experience-no matter when or how gained-in any new field or position.

We hope that you and the Company will find mutual satisfaction with your employment. All of us at the Company are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment by giving the Company three months prior notice with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding court in PR China.

This letter contains the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to me.

Your starting date for commencement of employment will be April 23, 2010, unless otherwise mutually agreed in writing.

Very truly yours,

By:  /s/ Xu Jie
Name:  Mr. Xu Jie
Title:  President and CEO

ACCEPTED:

  /s/ Ruilong Qi
Mr. Ruilong Qi